Exhibit 99.1

WARATAH INVESTEMENTS LTD

BLOX INC

5TH FLOOR

1177 AVENUE OF AMERICAS

NEW YORK

2ND OCTOBER 2020

Attn: Mr R Renne Director/CEO,

ARRANGEMENT FOR FUNDING

This is to further state as per our discussions that Waratah as a significant shareholder and a prime Investor of Blox is willing to fund the company from time to time to meet various financial demands for the effective running of its business as a listed company.

We like to state that all funding shall be on our terms subject to the company’s rules and regulations and the budget submitted by the CEO/Director from time to time for our deliberations which shall be reviewed by Waratah Investments Limited before any possible disbursements thereof.

We shall be doing further consultation to finalize the first tranche of disbursement as against your budgetary allocations in the final quarter of 2020 or thereafter.

Yours faithfully

Chief Operating Officer